UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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SPARK NETWORKS, INC.

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Spark Networks Sends Investor Letter Highlighting Significant Progress on Plan to Continue to Deliver Value to Stockholders

Responds to Stockholder’s Notice of Intent to Nominate Candidates for Control of the Board

LOS ANGELES, May 7, 2014 – Spark Networks, Inc. (NYSE MKT: LOV) (the “Company” or “Spark”), a leader in creating niche-focused brands that build and strengthen the communities they serve, today issued a letter from the Company’s Board of Directors (the “Board”) to its stockholders highlighting the Company’s significant progress on its strategic plan to deliver value to its stockholders since the appointment of Greg Liberman as Chief Executive Officer (“CEO”) three years ago. This progress includes an approximate 57% increase in the Company’s stock price, an approximate 64% increase in total paid subscribers, and the creation of a second, category-leading brand for higher growth and revenue diversification.

The letter from the Board to stockholders reads as follows:

Dear Stockholders:

At Spark’s upcoming annual meeting of stockholders you will face an important decision about the future of our Company and the value of your investment. You will be asked to choose between your Board, which has overseen the creation of a second iconic, category-leading brand along with significant growth in Spark’s market value and its subscriber and revenue bases, and an unproven group of director candidates who seek to acquire control of the Company without paying you a control premium and who we believe would disrupt the Company’s progress.

Your vote on the WHITE PROXY CARD will help ensure that you, as a Spark stockholder, have a Board of Directors focused on sustaining the Company’s positive momentum and creating lasting value for all stockholders. We urge you to vote the WHITE PROXY CARD today.

SPARK HAS THE RIGHT PLAN TO DELIVER LONG-TERM STOCKHOLDER VALUE

Over the past three years, since the appointment of Greg Liberman as CEO, we have set in motion a new strategic direction and successfully executed on a plan to build a second flagship brand, ChristianMingle, to accompany Spark’s already-iconic JDate brand. As a result of that plan, the Company’s stock has performed impressively on both an absolute and relative basis, and we believe the Company is now poised to accelerate its growth trajectory.

We have always understood that the Company had to do several things to successfully create a sustainable competitive advantage in a second faith based market - the Christian market. First, we needed to focus on building relationships, brand awareness and critical mass in the Christian singles market with its great promise, a step that required significant human and capital investment. Second, after amassing a meaningful installed base and creating a trusted brand, we would need to shift our primary focus to making sure that foundation was able to run as efficiently and profitably as possible. That’s where the Company is today. And finally, to achieve our ultimate vision for our Christian business, we must leverage that optimized platform for future growth, both in the singles market and beyond, to generate sustainable long-term cash flow.

Spark’s original Jewish Networks business continues to maintain strong market share with a near-90% contribution margin for the past twelve years. Cash flow from the Jewish Networks segment, as well as management’s expertise and credibility in the industry, enabled Spark to build an authentic Christian brand to critical mass in an incredibly short period of time. With that core foundation established, the Company is ready to optimize profits from both business segments and leverage additional potential revenue streams in the Christian media and commerce markets. But Spark is only midstream on its path to enhanced success. We believe the future of the Company is bright and its potential is great – so long as our progress is not interrupted any further by Osmium and its proposed slate.

STOCKHOLDERS HAVE BEEN REWARDED HANDSOMELY BY SPARK’S CURRENT STRATEGY

The Company has generated exceptional returns in the three years since Mr. Liberman was appointed CEO. The Company’s total enterprise value over this period has increased by 104% – registering an 18.6% compounded annualized growth rate in paid subscribers. Similarly, over the course of these three years, Spark’s share price has increased +57.2% as compared to +34.3% for the Russell 2000 and +8.1% for the Russell MicroCap Tech Index. The following table further demonstrates the Company’s outstanding performance during Mr. Liberman’s tenure as CEO:

	April 11, 2011	April 15, 2014A	Percentage change
Total enterprise value (TEV)	$51.6 million	$105.0 million	+104%

Market capitalization	$65.5 million	$119.7 million	+83%

Avg. paying subscribers	178,292	292,760	+64%

TEV/subscriber	$289.29	$358.5	+24%

Metrics disclosed	• No Christian Segment • No ARPU by Segment	• Christian Networks Segment • ARPU by Segment

A	Source: Bloomberg, May 4, 2014

WE BELIEVE OSMIUM’S MISCHARACTERIZATIONS DISTORT THE STATE OF THE COMPANY AND CAN ONLY BE INTENDED TO MISLEAD FELLOW STOCKHOLDERS

We believe all of Spark’s significant progress would be halted by Osmium, a dissident stockholder seeking to replace a majority of the Board with its own hand-picked, untried and unproven nominees and take control of your Company without paying any premium. Prior to Osmium’s sudden announcement of its plans to run a slate for this Board, we worked for months to engage in good faith discussions with Osmium, as we take the views of all of our stockholders seriously.

We repeatedly asked John Lewis and Osmium to produce a tangible plan for our consideration, and Osmium repeatedly said it would do so. However, Osmium never did, and even now, fails to offer a concrete, strategic plan for your or our consideration.

Most importantly, we believe Osmium’s claims regarding Spark’s performance are utterly misleading and irrelevant to the Company’s present and its future. In our view, Osmium has presented a highly inaccurate portrait of the Company’s current leadership team by selecting a period of performance that significantly predates the current strategic direction adopted in 2011, when we appointed Mr. Liberman as CEO. Osmium’s eight-year time period conveniently starts while the Company was in the middle of a turn-around that included the divestiture of American Singles, the Company’s undifferentiated, mass market dating business – a choice by Osmium that we believe results in intentionally distorted stock prices, revenues and subscriber numbers from when Spark was just starting to strategically reduce its investment in that non-core business.

Let us set that record straight.

A STRATEGY THAT’S WORKING: LEVERAGING JDATE’S SUCCESS TO SEIZE ATTRACTIVE OPPORTUNITIES IN ADJACENT MARKETS, DIVERSIFYING REVENUE, AND ENHANCING GROWTH.

When we adopted a new strategic direction, we decided it was critically important to create a second flagship brand, and we believed we could create one focused on the Christian market. The Company’s ambitious goal was to build another authentic, category-leading brand on par with JDate, something that no other company had been able to accomplish in the niche online dating business. Fast forward to today: ChristianMingle is now Spark’s largest brand, the third most recognized online dating brand in the United States1 and has developed into a true powerhouse. As a result, the Company has achieved:

•	Scale and what we believe to be an undisputed leadership position within the Christian dating business, with more than 80% brand awareness[1] among Christians and nearly as much awareness among the general U.S. population;

•	A balanced, dual revenue stream from Christian Networks and Jewish Networks, representing approximately 60% and 40% respectively of 2013 revenues; and

•	Sufficient scale across both key segments to enable higher long-term profitability, not only in the dating business, but in adjacent media and commerce markets as well.

[1]	Brand awareness study conducted by a third party consumer research company.

In 2013 Spark performed well, with revenues up 12% year-over-year, growing for the third consecutive year, while its paying subscriber base increased another 15% to nearly 300,000.

PURSUING HIGH GROWTH OPPORTUNITIES: CHRISTIAN NETWORKS SEGMENT

Prior to the implementation of the current strategy, ChristianMingle, with approximately 25,000 average paying subscribers, led a fragmented Christian online dating market. Recognizing the size of the total addressable market opportunity for Christian singles, which we believe is more than 30 times larger than that of the Jewish market in the U.S., and the additional potential for media and commerce revenue extensions in the much larger Christian market, Spark moved decisively to grow ChristianMingle by leveraging its experience with JDate and credibility in the industry. The management team quickly moved to, among many other things:

•	Create Spark’s first ChristianMingle Advisory Board of recognized Christian leaders;

•	Hold focus groups with other Christian leaders to better understand the market from the perspective of community leaders and validate the management team’s belief in the potential for a long-term, sustainable, successful Christian business;

•	Re-architect and re-launch ChristianMingle and launch the first iteration of its sister brand, Believe.com; and

•	Add the first church to an online directory which now contains more than 115,000 churches in the U.S. alone.

Just as Spark has been building its brands, it will continue to invest in high growth areas of mobile and faith-based media and commerce properties. Our initial investments are paying off. In 2013, mobile logins grew by 90% and 60% for JDate and ChristianMingle, respectively. During 2014, alone, the Company plans to launch new mobile optimized websites and native applications for each of its flagship brands to further diversify the Company’s revenue streams and provide incremental opportunities to drive engagement and conversion among the ChristianMingle and JDate communities.

And, as Spark has built ChristianMingle into what we believe is not only the clear leader in Christian dating, but also one of the premier distribution platforms in the Christian space, the Company’s media businesses are gaining traction. Not only did Christian Networks’ advertising revenue grow 60% year over year in the fourth quarter of 2013 but, during the first quarter of 2014, Christian Networks segment’s Faith.com website became the segment’s second property to crest the one million monthly unique visitor mark, averaging 1.1 million unique visitors during the quarter. And, in March, Spark’s two key product initiatives - mobile and media - intersected as the Company launched the first native app for one of its media businesses, the Faith.com app on Apple’s iOS operating system. The Company plans to continue to create and upgrade mobile web and native apps for its media and dating businesses throughout 2014 and beyond.

Spark’s strategic plan is delivering meaningful results. Over the past three years, ChristianMingle’s subscriber base has increased more than seven-fold, its brand awareness has grown to more than 80% in its target market. Additionally, ChristianMingle has become what we believe is the undisputed leader in Christian dating and— regardless of how you choose to measure it— ChristianMingle is now one of the largest Christian sites of any kind. And, that success is visible in the Company’s financial statements as well, as the Christian Networks revenue base grew from $5.8 million in 2010 to over $40 million in 2013, an increase of approximately 600% in just three years.

OPTIMIZING PROFITABILITY IS 2014’S PRIMARY FOCUS

Now that the Company has achieved critical mass for ChristianMingle, its primary focus has shifted to the unit economics front, both in the form of optimizing pricing and strategically reducing and reallocating our direct marketing spend – steps we began implementing late in 2013. The results are tangible as Spark has delivered two consecutive quarters of improved contribution for Christian Networks, up 35% year over year during the second-half of 2013. And, as we continue to utilize our powerful, proprietary internal marketing tools as well as relationships with industry-leading marketing partners, we will further fine-tune our marketing spend. As those initiatives come to fruition, we expect to continue to demonstrate the true leverage inherent in our business model.

We also anticipate that our increasing win-back and renewal paying subscriber bases, for whom we do not spend incremental acquisition marketing dollars, will have a significant effect on contribution margin. Moreover, we expect average revenue per user per month (“ARPU”) will make positive strides this year, driven in part by a growing and seasoning renewal base. In addition, we have moved ChristianMingle from its legacy payment engine to the more dynamic and powerful UPS payment engine, originally developed for JDate. With UPS, we have an enhanced ability to further improve yield on the front-end, first-time subscriber and win-back side of the equation and also optimize on the back-end renewal side of the equation.

We expect the combined effect of those initiatives to produce meaningful improvement in Christian Networks contribution margins and dollars.

FOCUSING ON GROWTH IN 2015 AND BEYOND

Based on our strategic plan, we expect 2015 to be the year we enter into another phase of profitable growth. The Company expects that its more profitable paying subscriber base will consist of a greater proportion of seasoned renewals and those renewals should, on a relative basis, reduce the number of lapsed subscriptions in its dating businesses. That dynamic will enable the Company to leverage the networks it has built in its category-leading brands to grow its subscriber base without needing to add as many first-time subscribers, which carry higher acquisition costs. Additionally, the Company expects higher ARPU from both the price optimization work the Company is currently engaged in as well as an increasing pool of higher-ARPU renewal subscribers.

The Company expects the combination of those dynamics to drive both subscriber and subscription revenue growth over the long-term. And, because that growth will not be driven solely by increased marketing expenditures, investors should see higher incremental contribution dollars and cash flow in 2015.

Lastly, Spark remains focused on and excited about the third leg of its revenue stool – namely, related media and commerce businesses, the first of which exist in the Company’s Gospel Media Group (“GMG”) targeting the Christian market. GMG has a unique opportunity to serve its members throughout all stages of their lifetimes, regardless of whether those members are single and regardless of whether they are, or ever were, members of ChristianMingle. A common religion and value system allows GMG to connect with, stay connected with and market to members in ways that other dating sites simply cannot. Although the media and commerce opportunities are not currently meaningful revenue streams for the Company, GMG is starting to build traction and will continue to be a significant area of focus for the Company in 2014 and beyond. We anticipate that the GMG platform will not only continue to deliver online advertising revenues but further open the door to new commerce revenue opportunities in the estimated $4+ billion Christian retail market.

Clearly, we have a strategy that is deliberate, focused and working. That strategy has already succeeded in broadening our platform, building another category-leading brand, diversifying revenue, and growing the business, thereby producing superior stockholder returns. Now, we are focused on improving our underlying profitability, as we prepare to capitalize on the enormous opportunities for organic growth. We believe our experience, and that of our management team, best position us to make critical decisions regarding capital allocation, to weigh both long-term and short-term objectives, and to execute on the strategic plan for profitable growth and industry leadership. As we continue to deliver on our strategy with confidence and your support, we expect to reward you – our stockholders – with growing cash flow and appreciating share price.

YOUR VOTE IS A VOTE TO CONTINUE OUR PROGRESS. YOUR VOTE IS IMPORTANT - NO MATTER HOW MANY SHARES YOU OWN - MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

Spark is seeking your vote FOR the SIX highly qualified and experienced Spark director nominees: Gregory R. Liberman, Jonathan B. Bulkeley, Benjamin Derhy, David Hughes, Thomas G. Stockham, and Vince Thompson. These incumbent nominees are committed to acting in your best interest and leading Spark Networks into the future. Your vote is critical to ensure Spark can continue its strategic transformation, create near-term value and drive even higher returns over the long-term for all stockholders.

Whether or not you plan to attend Spark’s Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD. The Company urges you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

We invite you to share in this exciting opportunity — and to carefully watch our progress during the year ahead. We appreciate your support.

Sincerely,

Board of Directors

Spark Networks, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

Additional Information and Where to Find It

Spark, its directors and certain of its executive officers and employees are considered to be participants in the solicitation of proxies from stockholders in connection with the matters to be presented at Spark’s 2014 Annual Meeting. On April 30, 2014, Spark filed a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from its stockholders and has mailed the definitive proxy statement to its stockholders along with a WHITE proxy card. SPARK NETWORKS, INC. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement filed by the Company with the SEC in connection with the Company’s 2014 Annual Meeting. Stockholders may obtain the definitive proxy statement and any other documents filed by the Company with the SEC in connection with the 2014 Annual Meeting free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.spark.net, or by writing to Spark Networks, Inc. at 11150 Santa Monica Blvd., Suite 600, Los Angeles, CA 90025, or by contacting Georgeson Inc. at 888-293-6812 or sparknetworks@georgeson.com.

Contact:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell or Amy Feng, 213-630-6550

Georgeson Inc.

Bill Fiske, 201-222-4250

Steven Pantina, 201-222-4229

SPARK NETWORKS, INC.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2014.

Vote by Internet

•    Log on to the Internet and go to http://proxy.georgeson.com/

•    Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

A. Proposals –

The Board of Directors recommends that you vote “FOR” each of the director nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS For all nominees listed (except as indicated to the contrary below)	☐	☐	☐

Director Nominees: Jonathan B. Bulkeley, Benjamin Derhy, David Hughes,

Gregory R. Liberman, Thomas G. Stockham, Vince Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Board of Directors recommends that you vote “FOR” Proposal 2.

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposals 3, 4, and 5.

		For	Against	Abstain

3.	TO VOTE ON THE STOCKHOLDER PROPOSAL REGARDING POISON PILLS, IF PROPERLY PRESENTED.	☐	☐	☐

		For	Against	Abstain

4.	TO VOTE ON THE STOCKHOLDER PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS REGARDING SPECIAL MEETINGS OF STOCKHOLDERS, IF PROPERLY PRESENTED.	☐	☐	☐

		For	Against	Abstain

5.	TO VOTE ON THE STOCKHOLDER PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS REGARDING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS, IF PROPERLY PRESENTED.	☐	☐	☐

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the six nominees for director, “FOR” Proposal 2, and “AGAINST” Proposals 3, 4 and 5.

In their discretion, the proxies are authorized to vote “FOR” the election of such substitute nominee(s) for director as the Board of Directors of Spark Networks, Inc. shall select, and upon such other matters as may properly come before the Annual Meeting.

B. Authorized Signatures – This section must be completed for your vote to be counted. Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) - Please print date below	Signature 1 – Please keep signature within box.	Signature 2 – Please keep signature within box.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 18, 2014. The 2014 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2013 are also available at www.edocumentview.com/SPARK.

Proxy — SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder(s) hereby acknowledge receipt of the 2014 Notice of Annual Meeting of Stockholders (“Annual Meeting”) of Spark Networks, Inc. (the “Company”) dated April 30, 2014, and the accompanying Proxy Statement related to the Annual Meeting, and appoint each of BRETT A. ZANE and JOSHUA A. KREINBERG, and either of them, with full power of substitution in each, as attorney-in-fact and proxies for, and in the name and place of, the undersigned at the Annual Meeting.

Said proxies are hereby given authority to vote all shares which the undersigned is entitled to vote at the Annual Meeting, to be held at 9:00 a.m. local time, on June 18, 2014, at 11355 West Olympic Boulevard, Los Angeles, CA 90064, and at any and all adjournments or postponements thereof, on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon. Said proxies may vote according to their discretion on any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposal 2, and will be voted AGAINST Proposals 3, 4 and 5 as described in the Proxy Statement, and as the proxy holders deem advisable on such matters as may properly come before the Annual Meeting.

Our Board of Directors has fixed the close of business on April 28, 2014 as the record date (the “Record Date”) for determining the stockholders entitled to notice and to vote at our Annual Meeting or any adjournment or postponement thereof. Only stockholders at the close of business on the Record Date are entitled to vote at our Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed on the reverse side.)